Richard L. Bready, Chairman and CEO Edward J. Cooney, Vice President and Treasurer (401) 751-1600

IMMEDIATE

NORTEK CALLS 8 7/8% SENIOR NOTES DUE AUGUST 2008
FOR REDEMPTION

PROVIDENCE, RI, February 12, 2004--Nortek Holdings, Inc. and its wholly owned subsidiary Nortek, Inc. (“Nortek”), today announced that Nortek has called for redemption on March 31, 2004 all of the company's outstanding 8 7/8% Senior Notes due August 1, 2008 that have not been previously called for redemption at a redemption price of 104.438% of the principal amount thereof plus accrued and unpaid interest. On that date, interest on the notes will cease to accrue.

U.S. Bank N.A. is paying agent for the redemption.

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets.Nortek offers a broad array of products for improving the environments where people live and work. Its products currently include: range hoods and other spot ventilation products; heating and air conditioning systems; vinyl products, including windows and doors, siding, decking, fencing and accessories; indoor air quality systems; and specialty electronic products.

*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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